UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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SHOPKO STORES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THIS FILING CONSISTS OF A LETTER SENT BY THE SPECIAL COMMITTEE OF THE COMPANY’S BOARD OF DIRECTORS TO JOHN A. LEVIN & CO., INC. ON AUGUST 1, 2005.

     On August 1, 2005, the Special Committee of the Board of Directors of ShopKo Stores, Inc. sent a letter to Jonathan Reiss and Rosty Raykov of John A. Levin & Co., Inc., in response to a letter delivered by Messrs. Reiss and Raykov on July 21, 2005 to the Board of Directors of ShopKo Stores, Inc. A copy of the letter sent by the Special Committee is attached hereto as Exhibit 1.

     Statements about the expected timing, completion and effects of the proposed merger and all other statements in this filing other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. ShopKo may not be able to complete the proposed merger on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval, the failure of financing or the failure to satisfy the other closing conditions. These factors, and other factors that may affect the business or financial results of ShopKo are described in ShopKo’s filings with the Securities and Exchange Commission (the “SEC”), including ShopKo’s annual report on Form 10-K for the fiscal year ended January 29, 2005, as amended.

     In connection with ShopKo’s solicitation of proxies with respect to the meeting of shareholders to be called with respect to the proposed merger, ShopKo has filed with the SEC a proxy statement. This document is not yet final and will be amended. ShopKo will file with the SEC and furnish to shareholders of ShopKo, the definitive proxy statement when it is finalized. SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO SHAREHOLDERS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain a free-of-charge copy of the definitive proxy statement when available and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Shareholders will also be able to obtain a free-of-charge copy of the definitive proxy statement and other relevant documents when available by directing a request by mail or telephone to ShopKo Stores, Inc., P.O. Box 19060, Green Bay, WI 54307, Attention: Corporate Secretary, Telephone: 920-429-2211, or from ShopKo’s website, http://www.shopko.com.

     ShopKo and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of ShopKo in favor of the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies is set forth in ShopKo’s preliminary proxy statement. Information regarding certain of these persons and their beneficial ownership of ShopKo common stock as of April 30, 2005 is also set forth in ShopKo’s annual report on Form 10-K for the fiscal year ended January 29, 2005, as amended.

Exhibit 1
August 1, 2005

Mr. Jonathan Reiss	Mr. Rosty Raykov
Portfolio Manager	Portfolio Manager
John A. Levin & Co., Inc.	John A. Levin & Co., Inc.
One Rockefeller Plaza	One Rockefeller Plaza
25th Floor	25th Floor
New York, NY 10020	New York, NY 10020
Gentlemen:
     Thank you for your letter of July 21, 2005. Since receiving it, the Special Committee has done the following:
•	We reviewed again the record of the previous considerations by the full Board and the Special Committee of leveraged recapitalization alternatives generally and are expanding the proxy statement disclosure to include a more comprehensive recitation of that record.

•	We asked our financial advisors to provide us with information about leveraged recapitalization precedents and with their analysis and views of the leveraged recapitalization described in your letter.

•	We asked our financial advisors to review your asset valuation analysis and provide us with their reaction to it.
     Independently, because of the passage of time and developments since the Special Committee determined to recommend the Merger and the impending issuance of the definitive proxy statement, we met to again discuss that recommendation. Among the developments we discussed, together with our financial and legal advisors, were (i) your letter, (ii) the trading price of the Company’s stock, (iii) the report we received regarding the real estate appraisals obtained by the acquirer’s financing sources, (iv) the recent operating results of the Company and (v) the absence of any indications of interest from any third party (other than the one already disclosed in the preliminary proxy statement) in the nearly four months since the Merger was announced, despite the relatively limited “deal protections” in the Merger Agreement.
     We put all of this into the broader context of the previously disclosed pre-signing approaches to other potential acquirers (including some of the most sophisticated real estate investors) and the total lack of interest shown by them, as well as our understanding as long-standing Board members of the serious strategic challenges faced by the Company and of the significant uncertainty about attaining the management projections upon which you based your analysis.

August 1, 2005

Public Company Recapitalization
     We understand you believe that the Company should do a leveraged recapitalization by borrowing the same amount of money as is contemplated by the financing for the Merger and paying out substantially all of the amount borrowed as a dividend to shareholders. We believe that the amount of leverage resulting from such financial engineering in the context of a public company would create an unacceptable risk of failure that would make such a dividend irresponsible and would imperil all of the Company’s constituencies. This risk of failure, we believe, would make a financing for such purpose unattainable — even though it is being achieved in the context of the Merger.
     Simply put, we believe there are critical differences between public and private companies that allow private companies to operate under significantly higher debt levels. A public company, especially now in the Sarbanes-Oxley era, has significant costs that do not burden a private company. A private company has greater flexibility with respect to compensation that will allow it to attract the kind of specialized talent required to manage a highly leveraged situation. A private company is also better able to deal with vendors, who would likely be highly reluctant to provide support to a public company with that kind of leverage. A public company should also have a more stable, relatively longer-term capital structure than is contemplated by the financing for the Merger. The Merger financing will need to be refinanced in two to five years. As that refinancing looms, relations with vendors could become even more challenging and refinancing terms could be significantly more expensive.
     These concerns are not hypothetical. They are borne out by precedents. There have been a staggering number of examples of bankruptcies among retail discounters that occupied essentially the same market position as the Company and faced competition from such companies as Wal-Mart and Target — Ames, Bradlees, Caldor, Zayre’s, Jamesway and Montgomery Ward come to mind. Moreover, we have reviewed a study of recent special dividends and stock buybacks prepared by our financial advisors and none of the examples comes even close to creating the levels of leverage your letter describes. These concerns are also borne out by the Company’s own experience. During the period in the late 1990’s and early 2000’s, the Company had considerably higher leverage than it does now. The Company dramatically reduced its capital expenditures to focus on the repayment of debt. The Company’s sales were adversely affected for several years thereafter.
     Finally, a leveraged recapitalization — at any level — does not address the serious and fundamental strategic issues faced by the Company.
     For all of these reasons, we have concluded that a leveraged recapitalization would not be an appropriate — much less a better — alternative to the Merger.

August 1, 2005

Asset Valuation
     Separately, your letter sets forth an asset valuation of the Company that is within the range of the analysis prepared by our financial advisors. To state the obvious, however, the value of assets within a company does not equate to the value of stock in the hands of its holders, although that is implied in your letter. To deliver the value of assets to stockholders would require either a recapitalization (discussed above) or a liquidation. A liquidation that has substantial tax and transaction and other costs, as well as execution uncertainty and timing issues, would, ultimately, we believe, deliver less value to our shareholders than will the Merger.
In Conclusion
     We have concluded that the Merger is in the best interests of the shareholders, including the unaffiliated shareholders. Subject to the requirements of the Merger Agreement, we would certainly consider any alternative that presents itself, but as noted above, none has presented itself either before or after the signing of the Merger Agreement. We will continue to recommend approval of the Merger by the Company’s shareholders.
     We understand that you have a different point of view, but hope you can appreciate the careful review we, as independent and disinterested fiduciaries, have given this matter over a long period of time. For the record, there are other assertions made in your letter, including those related to process and termination fee, with which we simply disagree.

Very truly yours,

/s/ JOHN G. TURNER

Chair of the Special Committee